EXHIBIT 21
LIST OF SUBSIDIARIES
ACUITY BRANDS, INC.
As of August 31, 2010

State or Other
Jurisdiction of
Incorporation or
Subsidiary or Affiliate	Principal Location	Organization

ABL IP Holding LLC	Atlanta, Georgia	Georgia

Acuity Brands Lighting (Hong Kong) Ltd.	Hong Kong	Hong Kong

Acuity Insurance (Bermuda) Ltd.	Hamilton, Bermuda	Bermuda

Acuity Brands Lighting, Inc.	Atlanta, Georgia	Delaware

Acuity Brands Lighting Mexico, S. de R.L. de C.V.	Monterrey, Nuevo Leon	Mexico

Acuity Mexico Holdings, LLC	Atlanta, Georgia	Delaware

Ai Rui Di Trading (Shanghai) Co. Ltd.	Shanghai	Shanghai

C&G Carandini SA	Barcelona, Spain	Spain

Castlight de Mexico, S.A. de C.V.	Matamoros, Tamaulipas	Mexico

Holophane S.A. de C.V.	Tultitlan, Mexico City	Mexico

Holophane Alumbrado Iberica S.r.l.	Barcelona, Spain	Spain

Acuity Brands Lighting Canada, Inc.	Richmond Hill, Ontario	Canada

Holophane Europe Ltd.	Milton Keynes, England	United Kingdom

Holophane Lichttechnik GmbH	Düsseldorf, Germany	Germany

Holophane Lighting Ltd.	Milton Keynes, England	United Kingdom

HSA Acquisition Corporation	Atlanta, Georgia	Ohio

ID Limited	Douglas, Isle of Man	Isle of Man

Luxfab Ltd.	Milton Keynes, England	United Kingdom

Acuity Brands Technology Services, Inc.	Atlanta, Georgia	Delaware

Sensor Switch (Canada) Holdings, Inc.	Wallingford, Connecticut	Connecticut